Exhibit 10.51

February 16, 2006

i2 Telecom International, Inc.

1200 Abernathy Road

Suite 1800

Atlanta, Georgia 30328

Re:	Loan and Security Agreement dated September 7, 2005 (the “Loan Agreement”) by and among i2 Telecom International, Inc., a Washington corporation, i2 Telecom International, Inc., a Delaware corporation, as “Borrowers,” and Troon & Co., Jordan E. Glazov and Gregory P. McGraw, as “Lenders”

Ladies and Gentlemen:

This Letter Agreement sets forth the conditions to the Lenders’ agreement to extend the “Term Loan Maturity Date” under the Loan Agreement to May 16, 2006 as well as certain other agreements that amend and/or supplement the terms of the Loan Agreement. All capitalized terms not defined in this Letter Agreement shall have the meaning ascribed to such terms in the Loan Agreement.

1.	On or before February 17, 2006, the Borrowers shall deliver to the Lenders the following:

a.	Amendments to the warrant agreements previously issued to the Lenders pursuant to Section 2.1 of the Loan Agreement (or replacement warrant agreements), which amendments shall provide that the exercise price shall be $0.20 per share; and

b.	i2 Telecom(WA) shall issue to the Lenders new warrants to purchase an aggregate of 1,200,000 shares of i2 Telecom(WA) common stock, no par value per share, with an exercise price of $0.10 per share, which shall be allocated among the Lenders in the same proportions as the warrants previously issued to the Lenders pursuant to Section 2.1 of the Loan Agreement; such warrant agreements shall contain the same terms and conditions, except for the exercise price, as the warrant agreements issued to the Lenders pursuant to Section 2.1 of the Loan Agreement, including registration rights.

The extension of the Term Loan Maturity Date shall not be deemed effective unless the Borrowers have satisfied the conditions set forth above. Upon satisfaction of such conditions, and in consideration of the agreements of the Borrowers hereinafter set forth, (i) this Letter Agreement shall amend, without further action, the Loan Agreement by extending the Term Loan Maturity Date as set forth above, and (ii) this Letter Agreement shall operate as a waiver of any existing defaults of the Borrowers under the Loan Agreement.

2. On or before March 6, 2006, i2 Telecom(WA) shall deliver to its shareholders its definitive proxy statement (“Proxy Statement”) for its 2006 annual shareholders meeting (the “Annual Shareholders Meeting”), which proxy shall include all proposals required to be approved by the shareholders in order to consummate the Borrowers’ contemplated $600,000 financing (the “Cornell Financing”) by Cornell Capital Partners, LLP (“Cornell”).

3. i2 Telecom(WA) agrees that the Annual Shareholders Meeting shall be held not later than March 29, 2006.

4. In further consideration of the Lenders’ agreement to extend the Term Loan Maturity Date and waive existing defaults, the Borrowers shall pay to the Lenders the following amounts:

(i)	a loan extension and waiver fee in the amount of $205,000.00;

(ii)	interest from February 1, 2006 to the amended Term Loan Maturity Date in the amount of $35,000.00, which interest shall be deemed earned upon the Borrowers’ execution of this Letter Agreement and shall not be subject to reduction or refund for any reason; and

(iii)	accrued legal fees incurred by the Lenders through February 28, 2006 in the amount of $34,671.73.

The above-referenced amounts shall be paid to the Lenders from the proceeds of the Cornell Financing and the Borrowers shall direct Cornell to pay such amounts directly to the Lenders.

5. The occurrence of any of the following events shall constitute an Event of Default under the Loan Agreement:

(i)	the breach of any of the Borrowers’ obligations set forth in paragraphs 2, 3 or 4 above; or

(ii)	the failure of the Borrowers to pay to the Lenders the amounts set forth in paragraph 4 above on or before the earlier of (a) the date that is seven days after the date of the Annual Shareholders Meeting, or (b) April 5, 2006.

6. The Borrowers shall be entitled to a discount in the amount of $50,000.00 in the event that the Borrowers comply with all of the terms set forth herein and pay in full the Term Loan and any other amounts outstanding to the Lenders on or before April 5, 2006.

If you are in agreement with the terms set forth above, please execute this Letter Agreement where indicated below and return it to me as soon as possible. Your failure to execute and return this Agreement by 6:00 p.m. (EST) on February 16, 2006, shall cause the Lenders to declare an Event of Default under the Loan Agreement.

TROON & CO., on behalf of all Lenders

By:
Ross Mangano

CONFIRMED AND AGREED this 30th day of March, 2006.

i2 TELECOM INTERNATIONAL, INC., a Washington corporation

By:
Name:	Paul R. Arena
Title:	CEO

i2 TELECOM INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:	Paul R. Arena
Title:	CEO

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